Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Michael A. Correale
Chief Financial Officer
Amscan Holdings, Inc.
914 345-2020
Amscan Holdings, Inc. Announces Retail Sales
For Five-week Halloween Season Ended November 7, 2009.
ELMSFORD, NEW YORK December 1, 2009—Amscan Holdings, Inc., America’s largest retailer of party goods, today announced its retail sales results for the five-week Halloween season ended November 7, 2009. Amscan’s retail sales include sales under its four retail banners, Party City, Halloween USA, Party America, and Factory Card & Party Outlet
Retail sales for the five-week period ended November 7, 2009 totaled $257.4 million and were $11.6 million or 4.7% higher than the retail sales for the five-week period ended November 1, 2008, principally due to the growth and performance of the Company’s network of temporary Halloween USA stores.
During the five-week period ended November 7, 2009, the Company operated 247 temporary Halloween USA stores, as compared to 149 in 2008. In addition to its network of temporary stores, the Company operated 387 Party City and Party America “Big Box” retail stores (stores generally greater than 8,000 square feet), 59 smaller outlet stores and 161 FCPO stores during the 2009 Halloween season, as compared to 391 Big Box, 86 outlet stores and 171 FCPO stores during the 2008 season.
During the five-week Halloween season of 2009, the average sales for temporary Halloween USA stores increased by 7.5%, while the same-store net sales for the Company’s Big Box stores decreased 1.5%. Same store net sales at FCPO stores decreased 1.2%.
Commenting on these results, Gerry Rittenberg, Amscan’s Chief Executive Officer, stated: “In light of the current economy, the dire pre-Halloween predictions of the National Retail Federation and aggressive competition from other temporary Halloween stores, we are extremely pleased with these key holiday results.”
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

4